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                                                                    Exhibit 10.8

                              SETTLEMENT AGREEMENT
                    (WITH RELEASES AND COVENANTS NOT TO SUE)

THIS SETTLEMENT AGREEMENT, made as of this 28th day of December, 2006 by and among:

CONTINAN COMMUNICATIONS, INC., formerly Texxon, Inc., a Nevada corporation having its principal office located at 11601 Wilshire Blvd, Suite 2030, Los Angeles, CA 90025 (hereinafter "CONTINAN") and its officers and directors, Claude Buchert ("BUCHERT"), James Gibson ("GIBSON"), Helene Legendre (LEGENDRE") and Ross Nordin ("NORDIN");

                                       AND

FIRST BRIDGE CAPITAL, INC., a Texas corporation with its principal office located at 4414 West Way Ave., Dallas Texas 75205 together with its associates (hereinafter jointly and severally referred to, as the context may require, as "FBC")

                                       AND

WALL STREET PR, INC., a Texas corporation with its principal offices located at 15322 Lindita Drive, Houston, Texas 77083, together with CHARLES BINGHAM ("BINGHAM") an adult individual competent to contract (hereinafter jointly and severally referred to in the singular as "PR" or "BINGHAM")

                                WITNESSETH THAT:

WHEREAS, there have been various transactions, agreements and understandings between CONTINAN (f/k/a Texxon), on the one hand, and PR, FBC and BINGHAM, on the other hand, and certain disagreements, misunderstandings, frictions and disputes have arisen;

WHEREAS, the parties have negotiated with respect to the disagreements, misunderstandings, frictions and disputes and have reached the terms of a settlement, for which they desire a written settlement document to evidence and formalize the terms of such settlement;

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein, the parties have agreed, and do hereby agree, as follows:

1. On or about July 26, 2006 PR and BINGHAM entered into a Settlement Agreement with CONTINAN. An anti-dilution provision was inadvertently omitted from the document due to a drafting oversight and PR/BINGHAM and CONTINAN agreed that the document was to be amended to include such provision. However, as of the date of this Agreement, that prior settlement agreement has not been amended in writing. The relevant parties agree that upon the issuance by CONTINAN of 2,710,000 shares of its Common Stock to PR, hereunder; such settlement agreement will have been fully complied with. Upon issuance of the 2,710,000 shares, the prior settlement agreement (and the underlying agreement which it settled) shall become null and void and of no further effect, all alleged breaches being waived and all claims thereunder being released. The 2,710,000 shares are being issued pursuant to the terms of the July 7, 2006 Settlement Agreement (which, however, inadvertently omitted the anti-dilution clause from the December, 2003 Consulting Agreement which was being settled and which anti-dilution clause was orally agreed to be added) and the holding period for the 2,710,000 shares is intended to tack back to the December, 2003 Consulting Agreement.

2. In the Plan and Agreement of Reorganization, between TelePlus, Inc. and Texxon, Inc. (now CONTINAN), there was a provision for the issuance of common stock purchase warrants for the purchase of 1,000,000 shares of the Common Stock of Texxon to BINGHAM. The parties have agreed that such warrants, which have not been exercised, shall be cancelled and of no further force or effect. BINGHAM waives any and all claim to such warrants and the formerly referred to, but unissued, preferred stock. This provision shall not, however, affect the warrants issued to Hansel and Rosenbaum.


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3. On or about August 14, 2006 FBC entered into a certain Funding Agreement with
Texxon, Inc. (now CONTINAN). It has been the position of CONTINAN, BUCHERT, GIBSON, LEGENDRE and NORDIN that FBC has not timely met its commitments under such Funding Agreement and there has been disagreement about the intent of the phrase "up to One Million Dollars". The relevant parties agree that upon the payment by FBC and its associates of the sum of Three Hundred Twenty Thousand Dollars ($320,000) by FBC as provided hereunder, such Funding Agreement will have been fully complied with (BUCHERT, GIBSON, LEGENDRE and NORDIN specifically concur in this statement) notwithstanding the non-issuance of the warrants to FBC which issuance is hereby waived (FBC and BINGHAM specifically concur in this statement and waiver). Upon payment of the $320,000, such Funding Agreement shall become null and void and of no further effect, all alleged breaches being waived and all claims thereunder being released.

4. The parties unanimously appoint Richard C. Fox, Esq., of Fox Law Offices, P.A., counsel to CONTINAN, as ESCROW hereunder, waiving any inherent potential conflict of interest.

5. On or before Friday, January 5, 2007, time being of the essence:

         (a) FBC shall wire to the ESCROW pursuant to the following wire instructions the sum of Three Hundred Twenty Thousand Dollars ($320,000):

         First Community Bank
         Santa Fe, New Mexico Branch
         ABA Routing Number 107001452
         For further credit to: Fox Law Offices, P.A. Trust Account Account Number 001539507

         Branch Bank Address:         First Community Bank
                                      600 San Mateo
                                      Santa Fe, New Mexico 87505

         Address of Recipient:

         Fox Law Offices, P.A. 1 Molino Lane, P.O. Box 1097, Pecos, NM 87552

         (b) CONTINAN shall cause its stock transfer agent to issue a certificate, in the name of PR, for Two Million Seven Hundred Ten Thousand (2,710,000) shares of its Common Stock, which shares (pursuant to Paragraph 1 above) shall be free-trading and the certificate shall not bear a restrictive legend and to send via overnight courier, for further delivery to ESCROW at

         Sandra Shell, CPA
         Barraclough & Associates
         1422 Paseo de Peralta
         Santa Fe, NM 87501
         Telephone: (505) 992-1415, ext. 143

         (c) Upon separate receipt of each, ESCROW shall hold the shares and the funds in safekeeping pending receipt of both. Upon receipt of both, ESCROW shall simultaneously

         (i) Send the stock certificate for the 2,710,000 shares to PR; and


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         (ii) Transfer the sum of Twenty Thousand Dollars to the General Account
of Fox Law Offices, P.A. in payment of the legal fees owing for December 2006 and January 2007; and

         (iii) Wire the remaining $300,000 to CONTINAN pursuant to the wire instructions to be provided by CONTINAN.

6. (a) FBC, its associates, PR and BINGHAM, have loaned funds to CONTINAN, both prior to the Funding Agreement, as set forth therein, and subsequently thereto with the understanding of all parties that upon availability of the Private Placement for Convertible Preferred Stock all of such advances would be converted to such Convertible Preferred Stock. FBC, its associates and BINGHAM agree that the $320,000 being provided pursuant to this Settlement Agreement shall also be converted to such Convertible Preferred Stock. CONTINAN hereby, as an inducement to FBC and its associates, PR and BINGHAM to make such conversion, grant Demand Registration rights to each of such converting lenders, such registration statement to be at the expense of the party demanding registration. CONTINAN shall (and shall cause its counsel and auditors) to cooperate in good faith, with all due speed, to prepare and file and prosecute such Registration Statement as rapidly as possible. In addition, the terms of the Convertible Preferred Stock shall include a cumulative dividend, whether or not earned of eight per cent (8%) per annum, which shall also be convertible on the same terms as the stated capital, and shall be exercisable at a rate of seventy percent (70%) of the average closing bid price for a period 20 consecutive trading days up to and including the day of conversion. Regardless of the date of the designation of the preferred stock or the date of conversion, the holding period for such shares shall tack back to the dates on which the respective loans being converted shall have been made and CONTINAN shall so advise its transfer agent on the date of each conversion of preferred stock to common stock.

(b) CONTINAN hereby agrees that the holding period for the Convertible Preferred Stock shall date from the dates that funds were advanced from time to time. CONTINAN agrees that it will promptly, with all due speed, and in good faith, secure such opinion of counsel as may be necessary to remove any legends as permitted under Rule 144 and that it will not interfere with or disrupt the conversion or the removal of legends.

(c) CONTINAN agrees that monetary damages may be inadequate compensation for any violation of (b) above and accordingly agrees that FBC, its associates and/or BINGHAM shall be entitled to equitable relief, including but not limited to a TRO, Preliminary Injunction and Final Injunction and that in the event that it is necessary for FBC, its associates or BINGHAM to seek such equitable relief, CONTINAN shall be solely responsible to the payment of all legal fees and costs incurred by the party seeking relief. Such payment shall be made within three
(3) business days of written demand by the party to be indemnified.

7. It is the intent of the parties to terminate all prior understandings, contracts, agreements and commitments between and among them. Accordingly, with the exception of the on-going contract between CONTINAN and Sandler Communications Group, Inc., any and all prior understandings, contracts, agreements and commitments whatsoever, including but not limited to those specifically set forth in this Settlement Agreement, are hereby terminated, deemed to be null and void and of no further effect. All rights, duties, licenses and powers thereunder are forgiven, terminated and released. Each of the parties hereby releases each of the other parties from any and all claims arising, directly or indirectly thereunder and covenants not to sue any other party for any alleged breach thereof.


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IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Settlement Agreement as of this 28th day of December, 2006:

CONTINAN COMMUNICATIONS, INC.                      WALL STREET PR, INC.


By: /s/  Claude Buchert                            By: /s/  Charles Bingham
    -------------------                                ---------------------

By: /s/  James Gibson                              FIRST BRIDGE CAPITAL,INC
    -----------------

By: /s/  Helene Legendre                           By: /s/ Richard Badillo
    --------------------                               -------------------

By: /s/  Ross Nordin
    ----------------


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